    As filed with the Securities and Exchange Commission on February 9, 1995
                                                       Registration No. 33-57347

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 ______________

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                               _________________

                               THE ROUSE COMPANY
             (Exact name of registrant as specified in its charter)

         Maryland                                           52-0735512
(State or other jurisdiction                             (I.R.S. Employer
of incorporation or organization)                      Identification Number)

                               The Rouse Company
                         10275 Little Patuxent Parkway
                         Columbia, Maryland  21044-3456
                                 (410) 992-6000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               _________________

                              Richard G. McCauley
                             Senior Vice President,
                         General Counsel and Secretary
                               The Rouse Company
                         10275 Little Patuxent Parkway
                         Columbia, Maryland 21044-3456
                                 (410) 992-6000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   Copies to:
   Timothy E. Peterson, Esq.                         Joseph C. Shenker, Esq.
   Fried, Frank, Harris, Shriver & Jacobson          Sullivan & Cromwell
   One New York Plaza                                250 Park Avenue
   New York, New York  10004                         New York, New York  10177
   (212) 859-8000                                    (212) 558-4000

           _________________________________________________________


  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

  If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+    Information contained herein is subject to completion or amendment. A     +
+    registration statement relating to these securities has been filed with   +
+    the Securities and Exchange Commission. These securities may not be sold  +
+    nor may offers to buy be accepted prior to the time the registration      +
+    statement becomes effective. This prospectus shall not constitute an      +
+    offer to sell or the solicitation of an offer to buy nor shall there be   +
+    any sale of these securities in any State in which such offer,            +
+    solicitation or sale would be unlawful prior to registration or           +
+    qualification under the securities laws of any such State.                +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED FEBRUARY 9, 1995

                               THE ROUSE COMPANY

                                Debt Securities
                                 ______________

       The Company may from time to time offer Debt Securities consisting of debentures, notes and/or other unsecured evidences of indebtedness in one or more series at an aggregate initial offering price not to exceed $150,000,000. The Debt Securities may be offered as separate series in amounts, at prices and on terms to be determined at the time of sale. The accompanying Prospectus Supplement sets forth with regard to the Debt Securities in respect of which this Prospectus is being delivered the title, aggregate principal amount, denominations (which may be in United States dollars, in any other currency or in composite currencies), maturity, rate, if any (which may be fixed or variable), and time of payment of any interest, any terms for redemption at the option of the Company or the holder, any terms for sinking fund payments, any listing on a securities exchange and the initial public offering price and any other terms in connection with the offering and sale of such Debt Securities.

       The Company may sell Debt Securities to or through underwriters, and also may sell Debt Securities directly to other purchasers or through agents. The accompanying Prospectus Supplement sets forth the names of any underwriters or agents involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the principal amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents.

                             _____________________

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             _____________________

                 THE ATTORNEY GENERAL OF THE STATE OF NEW YORK
           HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING.
                ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                             ____________________


                The date of this Prospectus is February 9, 1995.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DEBT SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

       The Rouse Company (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed with the Commission can be inspected and copied at the Public Reference Room of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and its regional offices located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Room of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

       The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The Company hereby incorporates by reference into this Prospectus the following documents filed with the Commission: its Annual Report on Form 10-K for the fiscal year ended December 31, 1993, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994 and its Report by Issuer of Securities Quoted on NASDAQ Interdealer Quotation System on Form 10-C, filed January 10, 1995.

       All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. See "Available Information." Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

       The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered upon request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents not specifically incorporated by reference). Written or telephone requests should be directed to David L. Tripp, Vice President and Director of Investor Relations, The Rouse Company, 10275 Little Patuxent Parkway, Columbia, Maryland 21044-3456, Telephone: (410) 992-6000.

                                  THE COMPANY
                          The Company and Its Business

       The Rouse Company (the "Company" or "Rouse") is one of the largest publicly-traded real estate companies in the United States. The Company develops, acquires, owns and manages income-producing properties across the United States. The Company also develops and sells land, almost exclusively related to activities in Columbia, Maryland.

     Operating Properties

       The Company manages a portfolio of operating properties totalling more than 58 million square feet in almost 200 buildings, classified into two business categories: (i) retail centers and (ii) office, mixed-use and other properties.

       Retail Centers. At November 30, 1994, the Company managed 77 retail centers totalling 46,286,000 square feet of space and including 149 department stores and 20,995,000 square feet of small store gross leasable area (GLA). Included in the 77 retail centers are eight Columbia village centers (848,000 sq. ft.) and five centers (636,000 sq. ft. of small shops) that are parts of large, mixed-use projects. The remaining 64 centers include 55 regional malls (17,864,000 sq. ft. of mall space) that primarily are in the suburbs of major metropolitan areas and have three or more department stores attached, and also include nine specialty retail centers (1,647,000 sq. ft.) that are in the downtowns of major cities and do not have department stores attached. Major retail properties owned and managed by the Company include Willowbrook, Woodbridge Center and Paramus Park in New Jersey and Faneuil Hall Marketplace, South Street Seaport and Harborplace in the downtowns of Boston, New York and Baltimore.

       The majority of the Company's revenues, Earnings Before Depreciation and Deferred Taxes (EBDT), and Current Value Shareholders' Equity is derived from its retail centers, particularly those where the Company has a significant ownership interest in the centers. The 64 retail centers (excluding eight Columbia village centers and five mixed-use projects) include 43 centers where the Company has ownership interests ranging from 37% to 100%. In the remaining 21 centers, the Company's ownership interest is generally 10% or less, and the Company normally receives fees for management, leasing and development activities and an incentive participation in the growth of the centers' cash flows and values.

       Office, Mixed-Use and Other Properties. At November 30, 1994, the Company managed more than 100 office/industrial buildings totalling approximately 11,990,000 square feet of gross leasable area. Of this total, 1,842,000 square feet is located in seven buildings which are part of major mixed-use projects in Phoenix, Baltimore, Seattle and Portland; 3,056,000 square feet is located in Columbia in projects that are wholly-owned; 728,000 square feet is located at Owings Mills, Maryland in four buildings that are jointly-owned; 637,000 square feet is located at or near retail centers; and the remaining 5,727,000 square feet is primarily located in the Baltimore-Washington corridor and is part of a joint venture owned by the Company (5%) and Teachers Insurance and Annuity Association of America (95%).

       The Company owns and manages two hotels, one each in Baltimore and Columbia, and has an ownership position in a third hotel in Baltimore.


     Land Sales

       The Company, through its subsidiaries and affiliates, develops and sells land primarily in and around Columbia, Maryland, which is a new town launched by the Company in 1962. Today, Columbia has a population of more than 75,000 and is home to 2,500 businesses which employ 55,000 people. There are presently approximately 2,000 acres of net saleable land available for residential, commercial and industrial uses. Subsidiaries of the Company may develop and own certain projects in Columbia, primarily retail centers and office buildings.


     Development

       The majority of the Company's operating properties were developed by the Company or its subsidiaries. At the present time, the Company has publicly announced that it is developing two major new regional shopping centers (in Orlando, Florida and Spartanburg, South Carolina); three expansions to existing retail centers (Oakwood Center in New Orleans, Mall St. Matthews in Louisville and The Citadel in Colorado Springs); and is investigating additional new retail center developments, expansions and potential acquisitions. Any such new retail center developments, expansions or acquisitions will be funded using cash generated from operations, from the issuance of additional equity securities or from the proceeds of any additional indebtedness.

                                USE OF PROCEEDS

       Unless otherwise indicated in the accompanying Prospectus Supplement, the net proceeds from the issuance of the Debt Securities offered hereby will be used for general corporate purposes, including the repayment of existing indebtedness.

                            SELECTED FINANCIAL DATA

               The following selected financial information of the Company for the years ended December 31, 1993, 1992 and 1991, and the nine months ended September 30, 1994 and 1993 was derived from the Company's consolidated financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 1993 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 1994 and is qualified in its entirety by such documents. See "Incorporation of Certain Documents by Reference." The selected financial information of the Company for the years ended December 31, 1990 and 1989 was derived from the audited consolidated financial statements of the Company for such periods which have not been incorporated herein by reference. Results for the nine months ended September 30, 1994 and 1993 are unaudited. Results for the nine months ended September 30, 1994 are not necessarily indicative of results for the year ended December 31, 1994.

                                             Nine months ended
                                                September 30,                         Year ended December 31,
                                           -----------------------   --------------------------------------------------------------
                                              1994         1993         1993         1992         1991         1990         1989
                                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                              (in thousands, except ratios and per share data)
Operating results:
  Revenues from continuing operations....  $  498,846   $  472,963   $  646,805   $  597,105   $  573,498   $  529,570   $  498,100
  Earnings (loss) from continuing
   operations............................       2,445       (2,031)      (1,291)     (15,849)       2,424       (1,165)      10,361
  Earnings (loss) from continuing operations
   available for common shareholders
   (per share of common stock)...........        (.16)        (.22)        (.27)        (.33)         .05         (.07)         .16

  Earnings before depreciation and deferred
   taxes from operations (EBDT)..........      67,115       53,066       78,281       52,282       46,820       50,290       57,084
  Net cash provided (used):
    By operating activities..............      79,008       49,245      101,149       66,630       67,226       35,057       60,039
    In investing activities..............    (143,272)    (123,271)    (154,446)    (144,836)     (96,210)    (248,532)    (307,128)

    By financing activities..............      41,086       58,215       47,068       98,914       17,271      246,968      167,312
  Ratio of earnings to fixed
   charges (1)(2)........................        1.04           --         1.01           --           --           --           --
  Consolidated coverage ratio (3)........        1.42         1.34         1.37         1.25         1.24         1.29         1.37

  Total assets-cost basis................   2,897,922    2,851,397    2,874,982    2,726,281    2,637,452    2,614,877    2,299,615
  Total assets-current value basis (4)...          --           --    4,588,636    4,217,819    4,174,093    4,362,153    4,129,645
  Debt, capital leases and redeemable
   Preferred stock.......................   2,550,453    2,468,975    2,473,596    2,498,983    2,374,527    2,344,095    1,995,769
  Shareholders' equity (deficit):
    Historical cost basis................      80,763      125,029      113,151      (34,848)      17,328       25,339       52,951
    Current value basis (4)..............          --           --    1,525,606    1,188,896    1,274,070    1,470,088    1,730,075
  Shareholders' equity (deficit) per share
   of common stock:
  Historical cost basis (5)..............        1.42         2.19         1.98         (.74)         .36          .53         1.10
    Current value basis (4)(5)...........          --           --        26.75        25.50        26.60        30.10        34.80

  Cash dividends per share of common
   stock.................................         .51          .45          .62          .60          .60          .60          .56
  Market price per share of common stock at
   end of period (6).....................       19.13        20.25        17.75        18.00        18.25        14.50        26.00
  Weighted average common shares
   outstanding...........................      47,563       47,363       47,411       47,994       48,157       48,019       47,910
  Number of common shares outstanding
   at end of period......................      47,568       47,534       47,562       47,292       48,193       48,130       47,973

   ___________________

   (1) The ratio of earnings to fixed charges is computed by dividing fixed charges into net earnings (loss) before income taxes, extraordinary loss and cumulative effect of change in accounting principle, adjusted for minority interest in earnings, amortization of interest costs previously capitalized and certain other items, plus fixed charges other than capitalized interest. Fixed charges include interest costs, the estimated interest component of rent expense and certain other items.

   (2) Total fixed charges exceeded the Company's earnings available for fixed charges by $66,000 for the nine months ended September 30, 1993, $29,449,000, $10,347,000, $24,575,000 and $354,000 for the years ended
        December 31, 1992, 1991, 1990 and 1989, respectively.

   (3) Consolidated coverage ratio is the ratio of EBDT plus consolidated interest expense to consolidated interest expense. Consolidated interest expense includes dividends on redeemable Preferred Stock (retired for financial reporting purposes in 1990), which is included because the stock was subject to mandatory redemption requirements for cash.

   (4) Current value basis financial information is not presented for interim periods.

   (5) Historical cost basis shareholders' equity per share of common stock and current value basis shareholders' equity per share of common stock assume the conversion of the Series A Convertible Preferred Stock.

   (6) The market price per share of common stock of the Company as of the close of business on February 8, 1995 was $19.00 per share.

                         DESCRIPTION OF DEBT SECURITIES


        The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by the Prospectus Supplement (the "Offered Debt Securities") and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Offered Debt Securities.

        The Offered Debt Securities are to be issued under an Indenture (the "Indenture") between the Company and The First National Bank of Chicago, as trustee (the "Trustee"), a copy of which Indenture is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture and the Debt Securities do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms and of those terms made a part thereof by the Trust Indenture Act. Wherever particular provisions or defined terms of the Indenture are referred to, such provisions or defined terms are incorporated herein by reference. Certain defined terms in the Indenture are capitalized herein.

   General

        The Debt Securities will be unsecured obligations of the Company.

        The Debt Securities to be offered by this Prospectus are limited to $150,000,000 in aggregate issue price. The Indenture does not limit the amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of any Holder, for issuances of additional Debt Securities of such series. (Section 301) The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities.

        Reference is made to the Prospectus Supplement relating to the Offered Debt Securities for the following terms, where applicable, of the Offered Debt Securities: (1) the title of the Offered Debt Securities or series of which they are a part; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the date or dates, or the method or methods, if any, by which such date or dates shall be determined, on which the principal of such Offered Debt Securities will be payable; (4) the rate or rates (which may be fixed or variable) at which the Offered Debt Securities will bear interest, if any, the date or dates from which such interest will accrue, the Interest Payment Dates on which any such interest will be payable and the Regular Record Date for any such interest payable on any Interest Payment Date; (5) the place or places where the principal of and any premium and interest on such Offered Debt Securities will be payable; (6) the period or periods within which, the price or prices at which and the terms and conditions upon which such Offered Debt Securities may be redeemed, in whole or in part, at the option of the Company; (7) the obligation, if any, of the Company to redeem or purchase any of such Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions on which any of such Offered Debt Securities will be redeemed or purchased, in whole or in part, pursuant to any such obligation; (8) the denominations in which such Offered Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (9) if other than the currency of the United States of America, the currency, currencies or currency units in which the principal of or any premium or interest on such Offered Debt Securities will be payable (and the manner in which the equivalent of the principal amount thereof in the currency of the United States of America is to be determined for any purpose, including for the purpose of determining the principal amount deemed to be Outstanding at any time); (10) if the amount of payments of principal of or any premium or interest on such Offered Debt Securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined; (11) if the principal of or any premium or interest on such Offered Debt Securities is to be payable, at the election of the Company or a Holder thereof, in one or more currencies or currency units other than those in which the Offered Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of any such amount as to which such election is made will be payable, and the periods within which and the terms and conditions upon which such election is to be made; (12) if other than the principal amount thereof, the portion of the principal amount of such Offered Debt Securities which will be payable upon declaration of acceleration of the Maturity thereof; (13) if applicable, that such Offered Debt Securities are defeasible as provided in the Indenture; (14) whether such Offered Debt Securities will be issuable in whole or in part in the form of one or more Global Securities and, if so, the Depositary or Depositaries for such Global Security or Global Securities and any circumstances other than those described under "Global Securities" in which any such Global Security may be transferred to, and registered and exchanged for Securities registered in the name of a Person other than the Depositary for such Global Security or a nominee thereof and in which any such transfer may be registered; (15) any addition to, or modification or deletion of, any Events of Default or covenants provided for with respect to the Offered Debt Securities; (16) the terms, if any, pursuant to which the Offered Debt Securities will be made subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness of the Company, and the definition of any such Senior Indebtedness; and (17) any other terms of such Securities not inconsistent with the provisions of the Indenture. (Section 301)

        Unless otherwise indicated in the Prospectus Supplement relating to Offered Debt Securities, principal of and premium, if any, and interest, if any, on the Debt Securities will be payable, and the Debt Securities will be exchangeable and transfers thereof will be registrable, at the office of the Trustee at its principal executive offices (see "Concerning the Trustee"), provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register. (Sections 301, 305 and 1002). Any payment of principal and premium, if any, and interest, if any, required to be made on an Interest Payment Date, Redemption Date or at Maturity which is not a Business Day need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Redemption Date or at Maturity, as the case may be, and no interest shall accrue for the period from and after such Interest Payment Date, Redemption Date or Maturity. (Section 113)

        Unless otherwise indicated in the Prospectus Supplement relating to Offered Debt Securities, the Debt Securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. (Section 302). No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305)

        Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount from their stated principal amount. In addition, under Treasury Regulations it is possible that Debt Securities which are offered and sold at their stated principal amount would, under certain circumstances, be treated as issued at an original issue discount for federal income tax purposes. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities (or other Debt Securities treated as issued at an original issue discount) will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Security" means a security, including any security that does not provide for the payment of interest prior to Maturity, which is issued at a price lower than the principal amount thereof and which provides that upon redemption or acceleration of the Stated Maturity thereof an amount less than the principal amount thereof shall become due and payable. (Section 101)

   Global Securities

       The Debt Securities of a series may be issued in the form of one or more Global Securities that will be deposited with a Depository or its nominee identified in the Prospectus Supplement relating to the Offered Debt Securities. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be
   represented by such Global Security or Securities.   Unless and until it is
   exchanged in whole or in part for Debt Securities in definitive registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depository for such Global Security to a nominee of such Depository and except in the circumstances described in the Prospectus Supplement relating to the Offered Debt Securities. (Sections 204 and 305). The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series.

   Certain Covenants

        Limitation on the Incurrence of Debt. The Company and its consolidated Subsidiaries may not incur any Debt if, after giving effect to such Incurrence, the Ratio Calculation is less than 1.1 to 1.

        Notwithstanding the foregoing paragraph, the Company and its consolidated Subsidiaries may incur the following additional Debt without regard to the foregoing limitation (although the additional Debt so Incurred will be included in the determination of the Consolidated Coverage Ratio thereafter): (i) the Debt Securities issued under the Indenture not to exceed an aggregate issue price of $150,000,000; (ii) intercompany Debt (representing Debt to which the only parties are the Company and any of its consolidated Subsidiaries (but only so long as such Debt is held solely by any of the Company and its consolidated Subsidiaries)); (iii) any drawings or redrawings under lines of credit existing on the date of the Indenture and any new lines of credit or replacements, amendments or extensions of existing lines of credit, provided, however, that the maximum amount that may be drawn under all lines of credit pursuant to this clause (iii) may not at any time exceed the maximum amount that may be drawn under all lines of credit that exist as of the date of the Indenture; (iv) refinancings, renewals, refundings or extensions of any Debt, in any case in an amount not to exceed the principal amount of the Debt so refinanced plus any prepayment premium or accrued interest, provided that (a) such refinancing Debt is either (I) Debt of the Company that ranks pari passu with or junior to the Debt being refinanced, (II) Debt of a Subsidiary that the Company or another Subsidiary guarantees or (III) Debt of a Subsidiary and (b) such refinancing Debt (giving effect to any right of the holder thereof to require, directly or indirectly, an early repayment, defeasance or retirement of such Debt) either has a weighted average life equal to or longer than the remaining weighted average life of the Debt being refinanced or has a minimum term of five years; (v) third party Debt of a Subsidiary, including Debt of a Subsidiary that carries a Company guarantee of repayment, directly relating to the development of projects or the expansion, renovation or improvement of existing properties; (vi) third party Debt of a Subsidiary directly relating to the acquisition of assets; (vii) reimbursement obligations under letters of credit, bankers' acceptances or similar facilities, provided that at the time of Incurring any additional obligations pursuant to this clause (vii) the amount of all such obligations, whether or not currently due, aggregate at any time less than 5% of Consolidated Net Tangible Assets at such date; (viii) Debt that by its terms is subordinate in right of payment to any of the other Debt of the Company; provided however, that, pursuant to clauses (i) through (ix), the aggregate issue price of such subordinated Debt may not at any time exceed the aggregate principal amount of such subordinated Debt as of the date of the Indenture plus $100,000,000;
   (ix) Attributable Debt; and (x) in addition to Debt referred to in clauses
   (i) through (ix) above, Debt in the aggregate principal amount of $50,000,000 which is to be used only for working capital purposes. (Section 1008)

        Limitation on Sale/Leaseback Transactions. The Company will not, nor will it permit any Restricted Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor (not including the Company or any consolidated Subsidiary) or to which any such lender or investor is a party, providing for the leasing by the Company or any such Restricted Subsidiary for a period, including renewals, in excess of three years, of any Principal Property owned by the Company or such Restricted Subsidiary, which has been or is to be sold or transferred more than one year after either the acquisition thereof or the completion of construction and commencement of full operation thereof by the Company or any such Restricted Subsidiary, to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Property (herein referred to as a "Sale/Leaseback Transaction") unless (A) the aggregate amount of Attributable Debt for the proposed and all existing Sale/Leaseback Transactions is less than 10% of Consolidated Net Tangible Assets and (B) if the Ratio Calculation is less than 1.1 to 1 after giving effect to the proposed Sale/Leaseback Transaction, the Company and its subsidiaries, within 270 days after the sale or transfer shall have been made by the Company or by any such Restricted Subsidiary, must apply an amount equal to the net proceeds of the sale of the Principal Property sold and leased back pursuant to such arrangement to either (or a combination of) (x) the purchase of property, facilities or equipment (other than the property, facilities or equipment involved in such Sale/Leaseback Transaction) or (y) the retirement of Debt of the Company or a Restricted Subsidiary, including the Debt Securities, which either has an initial term of greater than 12 months or is a bona fide acquisition loan or a construction or bridge loan entered in connection with a construction project or other real estate development. (Section 1009)

       Consolidation, Merger, Sale, Conveyance and Lease. The Indenture permits the Company to consolidate or merge with or into any other entity or entities, or to sell, convey or lease all or substantially all of its Assets to any other entity authorized to acquire and operate the same; provided, however, (i) that the Person (if other than the Company) formed by such consolidation, or into which the Company is merged or which acquires or leases substantially all of the Assets of the Company, expressly assumes the Company's obligations on the Debt Securities and under the Indenture, (ii) that the Company or such successor entity shall not immediately after such consolidation or merger, or such sale, conveyance or lease, be in default in the performance of any covenant or condition of the Indenture, (iii) that the Company or such successor entity shall not, immediately after giving effect to such consolidation or merger, or such sale, conveyance or lease, have a Ratio Calculation of less than 1.1 to 1 and (iv) that certain other conditions are met. (Section 801)

        Provision of Financial Information. The Indenture provides that, whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) ("Financial Statements") if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders, as their names and addresses appear in the Security Register, without cost to such Holders and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if the Company were subject to such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder. (Section 1011)

        Certain Definitions

        "Asset" means, with respect to one or more transactions occurring within any 12-month period, any asset or group of assets of the Company or its Subsidiaries (including, but not limited to, all balance sheet items and all intangible assets including management contracts, goodwill and trade secrets) with a fair market or book value, whichever is larger, greater than 5% of Consolidated Net Tangible Assets on the date of such transaction.

        "Attributable Debt" shall mean, as to any particular lease under which the Company or any Restricted Subsidiary is at the time liable, at any date as of which the amount thereof is to be determined, the lesser of (i) the fair value of the property subject to such lease (as determined by certain officers of the Company as set forth in the Indenture) or (ii) the total net amount of rent required to be paid by the Company under such lease during the remaining term thereof, discounted from the respective due dates thereof to such date at the rate of interest per annum equal to 8.5%, compounded semi-annually. The net amount of rent required to be paid under any such lease for any such period shall be the amount of the rent payable by the lessee with respect to such period, after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

        "Capital Lease Obligations" of any Person means the obligations to pay rent or other amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which are required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles, and the amount of such obligations shall be the capitalized amount thereof in accordance with generally accepted accounting principles and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

        "Consolidated Coverage Ratio" of any Person means for any period the ratio of (i) EBDT for such period plus Consolidated Interest Expense for the same period for such Person to (ii) Consolidated Interest Expense for the same period for such Person.

        "Consolidated Interest Expense" means with respect to any Person for any period the Consolidated Interest Expense included in a consolidated income statement (without deduction of consolidated interest income) of such Person for such period (based on the accounting principles reflected in the Company's Consolidated Statement of Operations for the nine months ended September 30, 1994 contained in the Company's Form 10-Q for such period), including, without limitation or duplication (or, to the extent not so included, with the addition of) (i) the portion of any rental obligation in respect of any Capital Lease Obligation allocable to interest expense in accordance with generally accepted accounting principles; (ii) the amortization of Debt discounts; (iii) any payments or fees (other than up-front fees) with respect to letters of credit, bankers' acceptances or similar facilities; (iv) fees (other than up-front fees) with respect to interest rate swap or similar agreements, or foreign currency hedge, exchange or similar agreements; (v) the interest portion of any rental obligation with respect to any Sale/Leaseback Transaction (determined as if such obligations were treated as a Capital Lease Obligation); and (vi) any dividends attributable to any equity security which may be converted into a debt security of the Company at any time or is mandatorily redeemable for cash within 20 years from its initial issuance.

        "Consolidated Net Tangible Assets" shall mean the aggregate amount of assets (less applicable reserves and other property deductible items) after deducting therefrom (i) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and excluding current maturities of long-term indebtedness and Capital Lease Obligations) and (ii) all goodwill, all as shown in the consolidated balance sheet of the Company and its Subsidiaries as of the end of the latest fiscal quarter for which consolidated Financial Statements are available.

        "Debt" means (without duplication), with respect to any Person, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, excluding any trade payments and other accrued current liabilities arising in the ordinary course of business, (iii) every currently due reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business which are not overdue by more than 90 days or which are being contested in good faith), (v) every Capital Lease Obligation of such Person, (vi) the maximum fixed redemption or repurchase price of any equity security which may be converted into a debt security of such Person at any time or is mandatorily redeemable for cash within 20 years from its initial issuance, and (vii) every obligation of the type referred to in clauses (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or for which such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise.

        "EBDT" shall mean Earnings Before Depreciation and Deferred Taxes from Operations for the Company and its consolidated Subsidiaries based on the accounting principles reflected in the Company's Consolidated Statement of Operations for the nine months ended September 30, 1994 contained in the Company's Form 10-Q for such period, and assuming that any dividends paid on any equity security shall not be deducted in calculating EBDT unless such equity security may be converted into a debt security at any time or is mandatorily redeemable for cash within 20 years from its initial issuance.

        "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of any such Person (and "incurrence," "incurred," "incurrable" and "incurring" shall have meanings correlative to the foregoing); provided that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an incurrence of such Debt.

        "Principal Property" shall mean any land, and any building, structure or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, in each case the net book value of which on the date as of which the determination is being made exceeds 2% of Consolidated Net Tangible Assets at such date; provided, however, that Principal Property shall not include (i) any building, structure or facility which, in the opinion of the Board of Directors of the Company, is not of material importance to the total business conducted by the Company and its Subsidiaries as an entirety or (ii) any portion of a particular building, structure or facility which, in the opinion of the

   Board of Directors of the Company, is not of material importance to the use or operation of such building, structure or facility.

        "Ratio Calculation" shall mean that, immediately after either the Incurrence of such Debt or the sale of or other disposal of such Asset, as the case may be, the Company, or its agent, shall calculate the Consolidated Coverage Ratio for the four full fiscal quarter period preceding such Incurrence, sale or disposal for which consolidated Financial Statements are available. In making such calculation, (a) the Consolidated Interest Expense attributable to interest on any Debt to be Incurred bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation had been the applicable rate for the entire period and (b) with respect to any Debt which bears, at the option of the Company, a fixed or floating rate of interest, the Company shall apply the same rate for purposes of calculating the Consolidated Coverage Ratio as it chooses to apply to the Debt. In addition, such calculation shall be performed using the consolidated Financial Statements which shall be reformulated on a pro forma basis as if such Debt had been incurred or such Asset had been sold or otherwise disposed of, as the case may be, at the beginning of such four fiscal quarter period. Such reformulation shall give effect, as if the relevant event had occurred at the beginning of such four fiscal quarter period, to any actual use of proceeds of such Debt being incurred or Asset being sold or disposed of and to any Incurrences or repayments of Debt and other sales, disposals or acquisitions of Assets occurring after the end of the last quarter for which there are consolidated Financial Statements available. If any portion of the proceeds has not been used, it shall be assumed that such portion of the proceeds was invested in one-year Treasury bills on the first day of such four fiscal quarter period.

        "Restricted Subsidiary" shall mean any subsidiary of the Company which has a 50% or greater ownership interest in a Principal Property or Properties.

   Events of Default

       The following are Events of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of or premium, if any, on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days;
   (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 60 days after written notice as provided in the Indenture; (e) certain events in bankruptcy, insolvency or reorganization;
   (f) a default under any bond, debenture, note, mortgage, indenture or other evidence of indebtedness for money borrowed by the Company (or by any Subsidiary, the repayment of which the Company has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor) having an aggregate principal amount outstanding of at least $10,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled within 10 days after written notice as provided in the Indenture; and (g) any other Event of Default provided with respect to Debt Securities of that series. (Section
   501).  No Event of Default with
   respect to a particular series of Debt Securities issued under the Indenture necessarily constitutes an Event of Default with respect to any other series of Debt Securities issued thereunder.

        The Trustee shall, within 90 days after the occurrence of a default with respect to Debt Securities of any series, give all holders of Debt Securities of such series then outstanding notice of all uncured defaults known to it (the term default to mean the events specified above without grace periods); provided that, except in the case of a default in the payment of principal of (and premium, if any, on) or interest on, if any, any Debt Security of any series, or in the payment of any sinking fund installment with respect to Debt Securities of any series, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of all holders of Debt Securities of such series then outstanding. (Trust Indenture Act of 1939)

        If an Event of Default with respect to Outstanding Debt Securities of any series shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502). For information as to waiver of defaults, see "Modification and Waiver."

        Reference is made to the Prospectus Supplement relating to each series of Offered Debt Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

        The Indenture provides that the Trustee will be under no obligation, subject to the duty of the Trustee during the default to act with the required standard of care, to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section
   601). Subject to such provisions for indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512)

        The Company will furnish to the Trustee annually a certificate as to compliance by the Company with all conditions and covenants under the Indenture. (Section 1004)

   Defeasance

        The Prospectus Supplement will state if any defeasance provision will apply to the Offered Debt Securities.

   Defeasance and Discharge

        The Indenture provides that, if applicable, the Company will be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, to maintain paying agencies and to hold monies for payment in trust) upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations (as defined) which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on the Debt Securities of such series on the respective Stated Maturities in accordance with the terms of the Indenture and the Debt Securities of such series. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of the Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred. (Sections 1302 and 1304)

   Defeasance of Certain Covenants and Certain Events of Default

        The Indenture provides that, if applicable, the Company shall be released from its obligations with respect to such Debt Securities then outstanding under Sections 1005 through 1009, inclusive, Section 1011 and
   Section 801 of the Indenture and such other obligations as shall be set forth in any supplemental indenture for the Debt Securities, and the occurrence of an Event of Default specified in Sections 501(3), 501(4) (with respect to any of Sections 1005 through 1009, inclusive, Section 1011 and Section 801 and such other obligations), 501(5) and 501(8) of the Indenture shall be deemed not to result in an Event of Default, upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations (as defined) which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on the Debt Securities of such series on the Stated Maturities in accordance with the terms of the Indenture and the Debt Securities of such series. The obligations of the Company under the Indenture and the Debt Securities of such series other than with respect to the covenants referred to above and the Events of Default other than the Event of Default referred to above shall remain in full force and effect. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel (who may be an employee of or counsel for the Company) to the effect that the Holders of the Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the event the Company exercises this option with respect to the Debt Securities of any series as described above and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments. (Sections 1303 and 1304)

   Modification and Waiver

        Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, (b) reduce the principal amount of, or any premium or interest on, any Debt Security, (c) reduce the amount of principal of an Original Issue Discount Security or other Security payable upon acceleration of the Maturity thereof,
   (d) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, (f) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture, (g) reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of certain defaults or (h) modify such provisions with respect to modification and waiver. (Section 902)

        The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. (Section
   1012). The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of or premium, if any, or interest on any Debt Security of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected. (Section 513)

   Governing Law

        The Indenture and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York, but without regard to principles of conflicts of law. (Section 112)

   Concerning the Trustee

        The First National Bank of Chicago, a national banking association duly organized and existing under the laws of the United States of America, with its principal offices at One First National Plaza, Suite 0126, Chicago, Illinois 60670, will act as Trustee for the benefit of the Holders of the Debt Securities under the Indenture. The Trustee also serves as the trustee under the indenture in respect of the Company's $120,000,000 8.50% Notes due January 15, 2003. The Company maintains other banking relationships with the Trustee in the ordinary course of business, including maintaining a line of credit with and obtaining loans from the Trustee.

                              PLAN OF DISTRIBUTION

        The Company may sell Debt Securities to or through underwriters, and also may sell Debt Securities directly to other purchasers or through agents. Such underwriters may also act as agents.

        The distribution of the Debt Securities, if any, may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

        In connection with the sale of Debt Securities, underwriters may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions, under the Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement accompanying this Prospectus.

        Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Act.

        If so indicated in the Prospectus Supplement accompanying this Prospectus, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Debt Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Offered Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

        Certain of the underwriters or agents and their associates may engage in transactions with and perform services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

        Unless otherwise indicated in the Prospectus Supplement relating to the Offered Debt Securities, the validity of the Debt Securities will be passed upon for the Company by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), One New York Plaza, New York, New York, and for the Underwriters by Sullivan & Cromwell, 250 Park Avenue, New York, New York. Fried, Frank, Harris, Shriver & Jacobson and Sullivan & Cromwell may rely upon Richard G. McCauley, Esq., Senior Vice-President, General Counsel and Secretary of the Company, with respect to certain matters governed by laws of the State of Maryland. As of December 31, 1994, Mr. McCauley was the direct owner of 105,037 shares of the Company's Common Stock (excluding shares of the Company's Common Stock held in his account under the Company's 401(k) Savings Plan), certain family members owned 21,295 shares (as to which shares he disclaims beneficial ownership) and he held options to purchase 112,500 shares, of which options to purchase 39,500 shares were presently exercisable.

                                    EXPERTS

             The audited consolidated financial statements and schedules incorporated herein by reference are incorporated by reference in reliance upon (1) the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated herein by reference, and the authority of that firm as experts in accounting and auditing, and (2) with respect to the current value basis financial statements, the report of Landauer Associates, Inc., real estate counselors and consultants, incorporated herein by reference, and upon the authority of that firm as experts in real estate consultation. The report of KPMG Peat Marwick LLP covering the December 31, 1991 financial statements refers to a change in the Company's method of accounting for income taxes.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


   Item 14.  Other Expenses of Issuance and Distribution.

             The following is an itemized statement of estimated expenses (other than underwriting discounts and commissions) to be incurred in connection with the sale of the Debt Securities. Except for the registration fee, the amounts listed below are estimates.


   Registration Fee-Securities and Exchange Commission..  $ 51,725
   Legal fees and disbursements.........................    80,000
   Accounting fees and disbursements....................     7,000
   Blue Sky fees and expenses (including legal fees)....    26,000
   Printing and Engraving Expenses......................    90,000
   Fees and Expenses of Trustee.........................     5,000
   Rating Agency fees...................................   165,000
   Miscellaneous........................................    25,000
                                                          --------
       TOTAL                                              $449,725
                                                          ========


   All of the foregoing expenses will be borne by the Company.


   Item 15.  Indemnification of Directors and Officers.

       Article XIII of the By-laws of the Company provides that directors and officers of the Company shall be indemnified by the Company to the fullest extent permitted by Maryland law as now or hereafter in force, including the advance of related expenses. If any determination is required under applicable law as to whether a director or officer is entitled to indemnification, such determination shall be made by independent legal counsel retained by the Company and appointed by either the Board of Directors or the Chief Executive Officer. A copy of Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland is included as an Exhibit to this Registration Statement.

       The Company maintains directors and officers insurance on behalf of its directors, officers and certain other persons against any liability asserted against them in any such capacity. The form of Underwriting Agreement contained in Exhibit 1 provides for indemnification of the directors and officers signing the Registration Statement and certain controlling persons of the Company against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended, in certain instances by each underwriter participating in an offering of Debt Securities.

   Item 16.  Exhibits

       The following exhibits are filed as part of this Registration Statement (including by incorporation by reference from documents that are found in Commission File number 0-1743):

       1.1   Form of Distribution Agreement.

       1.2   Form of Underwriting Agreement.

       4.1   Form of Indenture between the Company and the Trustee.

       4.2 Form of Debt Securities (included in Exhibit 4.1 at pages 19 through 25).

       4.3   Form of Medium-Term Note (Fixed Rate).

       4.4   Form of Medium-Term Note (Floating Rate).

       5.1   Opinion and Consent of Fried, Frank, Harris, Shriver & Jacobson.


       5.2   Opinion and Consent of Richard G. McCauley, Esq. (attached to
             Exhibit 5.1 above).

       12.1  Statement of Computation of Ratio of Earnings to Fixed Charges.


       12.2  Statement of Computation of Consolidated Coverage Ratio.

       23.1  Consent of KPMG Peat Marwick LLP.
       23.2  Consent of Landauer Associates, Inc.

       23.3  Consent of Fried, Frank, Harris, Shriver & Jacobson (included in
             Exhibit 5.1 above).

       23.4 Consent of Richard G. McCauley, Esq. (included in Exhibit 5.2 above).

       24.1  Power of Attorney, dated March 16, 1993.*
       24.2 Power of Attorney, dated September 24, 1992 (which is incorporated by reference from the Exhibits to the Company's Form S-3 Registration Statement (No. 33-52458)).
       24.3 Power of Attorney, dated December 3, 1992 (which is incorporated by reference from the Exhibits to the Company's Form S-3 Registration Statement (No. 33-52458)).

       25.1 Statement of Eligibility and Qualification of The First National Bank of Chicago, as Trustee, on Form T-1.

       99.1 Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland (which is incorporated by reference from the Exhibits to the Company's Form
             S-3 Registration Statement (33-56646)).

   ______________

   * Previously filed.


   Item 17.  Undertakings.

          Undertakings to Update Annually. The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          Incorporation of Subsequent Exchange Act Documents. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Howard and the State of Maryland, on the 9th day of February, 1995.

   THE ROUSE COMPANY


   By: /s/ Mathias J. DeVito
      ---------------------------------------------
           Mathias J. DeVito
           Chairman of the Board,
           Chief Executive Officer
            and Director

          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

   Principal Executive Officers:


   /s/ Mathias J. DeVito            Chairman of the Board,      February 9, 1995
   -------------------------------  Chief Executive Officer
   Mathias J. DeVito                and Director


   /s/ Anthony W. Deering           President, Chief Operating  February 9, 1995
   -------------------------------  Officer and Director
   Anthony W. Deering


   Principal Financial Officer:


   /s/ Jeffrey H. Donahue           Senior Vice President and   February 9, 1995
   -------------------------------  Chief Financial Officer
   Jeffrey H. Donahue


   Principal Accounting Officer:

   /s/ George L. Yungmann           Senior Vice President       February 9, 1995
   -------------------------------  and Controller
   George L. Yungmann

                             THE BOARD OF DIRECTORS


   David H. Benson, Jeremiah E. Casey, Anthony W. Deering, Rohit M. Desai, Mathias J. DeVito, Juanita T. James, Thomas J. McHugh, Hanne M. Merriman, Roger W. Schipke and Alexander B. Trowbridge.


   /s/ Mathias J. DeVito             For himself and as        February 9, 1995
   -------------------------------   Attorney-in-Fact for the
   Mathias J. DeVito                 above-named members
                                     of the Board of Directors

                                 EXHIBIT INDEX


Exhibit                                                                     Page
Number          Description                                                  No.
- -------         -----------                                                 ----



1.1   Form of Distribution Agreement.

1.2   Form of Underwriting Agreement.

4.1   Form of Indenture between the Company and the Trustee.

4.2   Form of Debt Securities (included in Exhibit 4.1 at pages 19 through
      25).

4.3   Form of Medium-Term Note (Fixed Rate).

4.4   Form of Medium-Term Note (Floating Rate).

5.1   Opinion and Consent of Fried, Frank, Harris, Shriver & Jacobson.

5.2 Opinion and Consent of Richard G. McCauley, Esq. (attached to Exhibit 5.1 above).

12.1  Statement of Computation of Ratio of Earnings to Fixed Charges.

12.2  Statement of Computation of Consolidated Coverage Ratio.

23.1  Consent of KPMG Peat Marwick LLP.
23.2  Consent of Landauer Associates, Inc.

23.3  Consent of Fried, Frank, Harris, Shriver & Jacobson (included in
      Exhibit 5.1 above).

23.4  Consent of Richard G. McCauley, Esq. (included in Exhibit 5.2 above).


24.1  Power of Attorney, dated March 16, 1993.*
24.2 Power of Attorney, dated September 24, 1992 (which is incorporated by reference from the Exhibits to the Company's Form S-3 Registration Statement (No. 33-52458)).
24.3 Power of Attorney, dated December 3, 1992 (which is incorporated by reference from the Exhibits to the Company's Form S-3 Registration Statement (No. 33-52458)).

25.1 Statement of Eligibility and Qualification of The First National Bank of Chicago, as Trustee, on Form T-1.
99.1 Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland (which is incorporated by reference from the Exhibits to the Company's Form S-3 Registration Statement (33-56646)).

_______________

* Previously filed.